UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2009

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2009, Xilinx, Inc. (the “Company”) made the following semi-annual payments to its named executive officers pursuant to the terms and conditions of the previously adopted 2010 Executive Incentive Plan (“the Plan”):

Named Executive Officer	Position	Total Semi-Annual
		Payment
Moshe N. Gavrielov	President and Chief Executive Officer	$278,250
Jon A. Olson	Senior Vice President, Finance and	$141,450
	Chief Financial Officer
Victor Peng	Senior Vice President, Programmable	$116,250
	Platforms Development
Vincent F. Ratford	Senior Vice President, Worldwide	$110,700
	Marketing
Frank A. Tornaghi	Senior Vice President, Worldwide Sales	$107,325

Under the terms of the Plan, each of the three plan components, the share of revenue component, the operating profit component and the strategic component are eligible for payment on a semi-annual basis. For the first half of fiscal 2010, there was no payment under the share of revenue component. The payments above were made under the operating profit component and the strategic component only. All payments above were consistent with the terms and conditions of the Plan with the exception of the strategic component payments made to Messrs. Gavrielov, Peng and Ratford. The deviation from the terms and conditions of the Plan related solely to the number of goals and relative weighting of the goals under the strategic component of the Plan and had no impact on the dollar amounts of any payments. The Plan provides that the strategic component will consist of a maximum of five goals, each with a minimum weighting of 20%. For the first half of fiscal 2010, Mr. Gavrielov was paid on the basis of six goals, four of which had a weighting under 20%; Mr. Peng was paid on the basis of five goals, two of which had a weighting below 20%; and Mr. Ratford was paid on the basis of five goals, three of which had a weighting below 20%.

The Compensation Committee approved all payments to the named executive officers with the exception of Mr. Gavrielov, whose payment was approved by the independent members of the Board of Directors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

By:
Date: December 15, 2009		/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance
and Chief Financial Officer